Exhibit 10.1
Execution Version

THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of October 25, 2017, by and among NATIONAL RETAIL PROPERTIES, Inc., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of May 25, 2011, as amended by that First Amendment dated as of October 31, 2012, as further amended by that Second Amendment dated as of October 27, 2014 (as so amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a)    The Credit Agreement is amended by replacing the table in the definition of “Applicable Margin” contained in Section 1.1. thereof in its entirety with the following:

Level	Borrower's Credit Rating (S&P/Moody's or equivalent)	Applicable Margin
1	A-/A3 (or equivalent) or better	0.825%
2	BBB+/Baa1 (or equivalent)	0.875%
3	BBB/Baa2 (or equivalent)	1.000%
4	BBB-/Baa3 (or equivalent)	1.200%
5	Lower than BBB-/Baa3 (or equivalent)	1.550%

(b)    The Credit Agreement is further amended by restating clause (d) of the definition of “Defaulting Lender” set forth in Section 1.1. thereof as follows:

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action;

(c)    The Credit Agreement is further amended by inserting the following defined terms into Section 1.1. in the appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Borrower or any Subsidiary in which the purchase price of the assets acquired exceeds 10.0% of Total Asset Value as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“Swingline Availability” has the meaning given that term in Section 2.2.(a).

“Third Amendment Effective Date” means October 25, 2017.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member

Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(d)    The Credit Agreement is further amended by restating the definitions in Section 1.1. set forth below in their entireties to read as follows:

“Capitalization Rate” means 7.25%.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Issuing Bank Commitment” means, with respect to an Issuing Bank, the aggregate Stated Amount of Letters of Credit that such Issuing Bank has agreed, in writing, to provide subject to the terms and conditions set forth in this Agreement. As of the Third Amendment Effective Date the amount of the Issuing Bank Commitment of each of Wells Fargo and Bank of America, N.A. is $30,000,000.

“L/C Commitment Amount” equals $60,000,000.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (a) the rate of interest per annum determined on the basis of the rate as set by the ICE Benchmark Administration (“ICE”)(or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (b) a percentage equal to 1 minus the Eurodollar Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (a) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (a) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate of reserves described in the preceding clause (b) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective. If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and its successors.

    “Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2. in an amount up to, but not exceeding,
$90,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means each of Wells Fargo Bank, National Association and Bank of America, N.A., each in its capacity as a Swingline Lender hereunder, together with their respective successors and assigns. Any reference to “the Swingline Lender” herein shall be deemed to refer to each Swingline Lender, the applicable Swingline Lender or all Swingline Lenders, as the context may require.

“Termination Date” means January 31, 2022, or such later date to which the Termination Date may be extended pursuant to Section 2.11.

“Total Asset Value” means (without duplication): (a) Real Property Value plus (b) 50.0% of the undepreciated cost of Properties that are developed but that are unleased and vacant plus (c) the book value of construction and undeveloped land plus (d) unrestricted cash and cash equivalents plus (e) book value of Mortgage Receivables plus (f) book value of notes and accounts receivables. Borrower’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. Notwithstanding the foregoing, for purposes of determining Total Asset Value (i) to the extent that the amount of Total Asset Value attributable to Unconsolidated Affiliates would exceed 15.0% of the Total Asset Value, such excess shall be excluded, (ii) to the extent that the amount of Total Asset Value attributable to (A) Mezzanine Investments, Securitization Investments and Mortgage Receivables (including without limitation, Eligible Mortgage Notes Receivable) would exceed 10.0% of the Total Asset Value and/or (B) Mezzanine Investments and Securitization Investments would exceed 5.0% of the Total Asset Value, such excess shall be excluded, (iii) to the extent that the amount of Total Asset Value attributable to the book value of (A) Unimproved Land and the aggregate Construction Budget for all Real Property would exceed 10.0% of the Total Asset Value and/or (B) Unimproved Land would exceed 5.0% of the Total Asset Value, such excess shall be excluded, (iv) to the extent that the amount of Total Asset Value attributable to Investments in Equity Interest of any Person (other than their respective Subsidiaries and Unconsolidated Affiliates) exceeds 5.0% of the Total Asset Value, such excess shall be excluded and (v) to the extent that the amount of Total Asset Value attributable to Investments of the type described in clauses (ii), (iii) and (iv) would collectively exceed 20.0% of Total Asset Value, such excess will be excluded.

“Unencumbered Asset Value” means the sum (without duplication) of (a) the Real Property Value attributable to Unencumbered Assets which are not Excluded Assets; plus (b) aggregate book value of all Eligible Mortgage Notes Receivable; plus (c) all of the cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted in any way) of the Borrower and its Wholly Owned Subsidiaries; provided, however, that if the aggregate value of such cash and cash equivalents would exceed 10.0% of Unencumbered Asset Value, the value of such cash and cash equivalents in excess of 10.0% of Unencumbered Asset Value shall be excluded in the determination of Unencumbered Asset Value hereunder; plus (d) 50.0% of the book value of all Unencumbered Assets which are vacant but which have not been vacant for more than 12 months; all as determined in accordance with GAAP. If the aggregate value of the items described in the preceding clauses (b), (c) and (d) above exceeds 10.0% of Unencumbered Asset Value, the value in excess of 10.0% of Unencumbered Asset Value shall be excluded in the determination of Unencumbered Asset Value.

(e)    The Credit Agreement is further amended by restating Section 2.2. thereof in its entirety to read as follows:

Section 2.2. Swingline Loans.

(a)    Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., during the period from the Effective Date to but excluding the Swingline Termination Date, each the Swingline Lender severally but not jointly agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser (such lesser amount being referred to as the “Swingline Availability” of a given Swingline Lender) of (i) $45,000,000, as such amount may be reduced from time to time in accordance with the terms hereof and (ii) the Commitment of such Swingline Lender in its capacity as a Lender minus the aggregate outstanding principal amount of Loans of such Swingline Lender in its capacity as a Lender. If at any time the aggregate principal amount of the Swingline Loans made by a Swingline Lender outstanding at such time exceeds the Swingline Availability in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of such Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Lender’s Commitment for purposes of calculation of the fee payable under Section 3.6.(b).

(b)    Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Administrative Agent no later than 9:00 a.m. on the proposed date of such borrowing and designate the applicable Swingline Lender selected by the Borrower to make such Swingline Loan. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Administrative Agent by telecopy on the same day of the giving of such telephonic notice. Promptly after receipt of a Notice of Swingline Borrowing from the Borrower, the Administrative Agent shall give prompt notice of such borrowing to the Swingline Lender selected by the Borrower to make such Swingline Loan. Not later than 10:00 a.m. Eastern time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5.2. for such borrowing, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the Administrative Agent at its Principal Office in Dollars, in immediately available funds for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to satisfaction of the applicable conditions set forth in Section 5.2.

for such borrowing, be made available to the Borrower no later than 11:00 a.m. Eastern time on such date by depositing same, in immediately available funds, in an account of the Borrower designated by the Borrower in the Disbursement Instruction Agreement.

(c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin (or at such other rate or rates as the Borrower and the applicable Swingline Lender may agree (with written notice thereof to the Administrative Agent) from time to time in writing). Interest payable on a Swingline Loan is solely for the account of the Swingline Lender that made such Swingline Loan (except to the extent a Lender acquires a participating interest in such

Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the applicable Swingline Lender and the Borrower may otherwise agree in writing (with written notice thereof to the Administrative Agent) in connection with any particular Swingline Loan made by such Swingline Lender).

(d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $50,000 in excess thereof, or such other minimum amounts agreed to by a Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender that made such Swingline Loan and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender that made such Swingline Loan and the Administrative Agent prior written notice thereof no later than 10:00 a.m. on the date of such prepayment. The Swingline Loans owing to a Swingline Lender shall, in addition to this Agreement, be evidenced by a Swingline Note in favor of such Swingline Lender.

(e)    Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender that made such Swingline Loan and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to repay a Swingline Loan. Any Swingline Lender making demand for repayment of a Swingline Loan made by such Swingline Lender shall notify the Administrative Agent of such demand on the date such demand is made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as a Swingline Lender and the Borrower may agree in writing (with notice thereof to the Administrative Agent) with respect to Swingline Loans made by such Swingline Lender). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender that made such Swingline Loan may, on behalf of the Borrower (which hereby irrevocably directs each applicable Swingline Lender to act on its behalf for such purpose), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in Section 3.5.(a) shall not apply to any borrowing of Revolving Loans made pursuant to this subsection. Such Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 9:00 a.m. at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from a Swingline Lender under the immediately preceding sentence, the Administrative Agent shall give prompt notice of such borrowing to the Lenders. Not later than 9:00 a.m. on such date, each Lender will make available to the Administrative Agent at the Principal Office for the account of the applicable Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender, and, to the extent of such Revolving Loan, such Lender’s participation in the Swingline Loan so repaid shall be deemed to be funded by such Revolving Loan. The Administrative Agent shall pay the proceeds of such Revolving Loans to the applicable Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. At the time each Swingline Loan is made, each Lender shall automatically (and without any further notice or action) be deemed to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 10.1.(f) or 10.1.(g), upon notice from the Administrative Agent or the applicable Swingline Lender, each Lender severally agrees to purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the applicable Swingline Lender in Dollars and in immediately available funds. If such amount is not in fact made available to the applicable Swingline Lender by any Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon demand therefor by the applicable Swingline Lender, and until such time as such Lender makes the required payment, the applicable Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due such Lender hereunder, to the applicable Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). A Lender’s obligation to make payments in respect of a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1.(f) or 10.1.(g), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)    The Credit Agreement is further amended by restating Section 2.11. thereof in its entirety as follows:

Section 2.11. Extension of Termination Date.

Subject to the terms of this Section, the Borrower shall have the right, exercisable up to two times, to request that the Administrative Agent and the Lenders extend the Termination Date by six-months in the case of each such extension. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall forward to each Lender a copy of the Extension Request delivered to the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for six-months effective upon receipt by the

Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (c): (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall exist, (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party would be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty will be true and correct in all respects) immediately after giving effect to the requested extension of the Termination Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and accurate in all respects) on and as of such earlier date) and (c) the Borrower shall have paid the Fees payable under Section 3.6. (d). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer of the Borrower certifying the matters referred to in the immediately preceding clauses (a) and (b).

(g)    The Credit Agreement is further amended by replacing the reference to “$1,000,000,000” in Section 2.14. thereof with “$1,600,000,000”.

(h)    The Credit Agreement is further amended by restating Section 3.6.(d) thereof in its entirety to read as follows:

(d)    Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.11., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to 0.075% of the amount of such Lender’s Commitment (whether or not utilized) payable in connection with each such extension. Such fee shall be due and payable in full on or before the date that is 30 days prior to the current Termination Date.

(i)    The Credit Agreement is further amended by adding Section 6.1.(z) immediately following Section 6.1.(y) thereof.

(z)    EEA Financial Institution. None of the Borrower, any other Loan Party or any other Subsidiary is an EEA Financial Institution.

(j)    The Credit Agreement is further amended by restating Section 9.1.(a) thereof in its entirety to read as follows:

(a)    Maximum Leverage Ratio. The ratio of (i) Total Liabilities to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 during the fiscal quarter in which such ratio first exceeded 0.60 to 1.00, (ii) such ratio does not exceed 0.60 to 1.00 for a period of more than three consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (a) in reliance on this proviso more than two times during the term of this Agreement and (iv) such ratio is not greater than 0.65 to 1.00 at any time. For purposes of calculating the ratio contained in this subsection (a) only, as of any date of determination “Total Liabilities” shall be adjusted by deducting therefrom the lesser of (x) the amount of unrestricted cash and cash equivalents in excess of $30,000,000 and (y) the amount of Total Liabilities that matures within 24 months of such date of determination (such lesser amount is referred to as the “Total Liabilities Adjustment”). If, as of any date of determination, Total Liabilities is adjusted as set forth in the preceding sentence, then, as of such date of determination, “Total Asset Value” shall be reduced by an amount equal to the Total Liabilities Adjustment.

(k)    The Credit Agreement is further amended by restating Section 9.1.(c) thereof in its entirety to read as follows:

(c)    Unencumbered Asset Ratio. The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness of the Borrower and its Subsidiaries, to be less than 1.67 to 1.00 at any time; provided, however, that if such ratio is less than 1.67 to 1.00 but is not less than 1.54 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (c) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) being less than 1.67 to 1.00 during the fiscal quarter in which such ratio first was less than 1.67 to 1.00, (ii) such ratio is not less than 1.67 to 1.00 for a period of more than three consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (iii) the Borrower has not maintained compliance with this subsection (c) in reliance on this proviso more than two times during the term of this Agreement and (iv) such ratio is not less than 1.54 to 1.00 at any time. For purposes of this subsection (c), during any period that the ratio of Total Liabilities to Total Asset Value is greater than 0.50 to 1.00, the amount of Secured Indebtedness of the Borrower and its Subsidiaries that is not Nonrecourse Indebtedness in excess of 5.00% of Total Asset Value shall be deemed to be Unsecured Indebtedness.

(l)    The Credit Agreement is further amended by restating Section 9.1.(e) thereof in its entirety to read as follows:

(e)    [Reserved].

(m)    The Credit Agreement is further amended by restating Section 9.4. thereof in its entirety to read as follows:

Section 9.4. [Reserved].

(n)    The Credit Agreement is further amended by replacing the references to “$25,000,000” set forth in Section 10.1(e), Section 10.1.(f), Section 10.1.(g), Section 10.1.(i) and Section 10.1.(j) thereof with “$50,000,000”.

(o)    The Credit Agreement is further amended by restating Section 10.1.(m)(ii) thereof in its entirety to read as follows:

(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12‑month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

(p)    The Credit Agreement is further amended by adding the following Section 12.22 immediately after Section 12.21. thereof:

Section 12.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(q)    The Credit Agreement is further amended by deleting Schedule I attached thereto and replacing it with Schedule I attached hereto.

(r)    The Credit Agreement is further amended by deleting Exhibit F attached thereto and replacing it with Exhibit F attached hereto

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)    The Administrative Agent shall have received each of the following, each in form and substance satisfactory to the Administrative Agent:

(i)    A counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and all of the Lenders;

(ii)    Replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments pursuant to this Amendment in the amount of the Commitment of such Lender and Swingline Notes executed by the Borrower in favor of each Swingline Lender;

(iii)    An opinion of counsel to the Borrower and the other Loan Parties addressed to the Administrative Agent and the Lenders regarding such matters as the Administrative Agent may reasonably request;

(iv)    a Certificate of Status with respect to the Borrower issued as of a recent date by the Department of Assessments and Taxation of the State of Maryland and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(v)    The articles of incorporation of the Borrower certified as of a recent date by the Secretary of State of the State of Maryland;

(vi)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver this Amendment and any other agreements or documents executed by the Borrower in connection with this Amendment (collectively, the “Amendment Documents”);

(vii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of (A) the by-laws of the Borrower and (B) all corporate, partnership or other necessary action taken by the Borrower to authorize its execution and delivery of this Amendment, the performance of this Amendment and the Credit Agreement as amended by this Amendment, and the increase in the Commitments contemplated by this Amendment;

(viii)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending June 30, 2017;

(ix)    A certificate from the Borrower’s chief executive officer, chief legal officer, chief financial officer or chief accounting officer certifying as of the date hereof, and after giving effect to the transactions hereby, that (i) no Default or Event of Default shall be in existence and (ii) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement;

(x)    Evidence that all fees payable by the Borrower to the Administrative Agent and the Lenders in connection with this Amendment have been paid; and

(xi)    Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

(b)    In the good faith judgment of the Administrative Agent:

(i)    Since December 31, 2016, there has not been any material adverse condition or material adverse change in or affecting, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole;

(ii)    No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)    The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iv)    The Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(v)    There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b)    Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of the Borrower or any other Loan Party, or (2) any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party, other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks.

(c)    No Material Adverse Change. Since December 31, 2016, there has not been any material adverse condition or material adverse change in or affecting, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole.

(d)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 5. Reaffirmation of Representations and Borrower. The Borrower hereby reaffirms that the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

Section 6. Allocations. The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”), the outstanding Revolving Loans and the participation interests of the Lenders in any outstanding Letters of Credit and Swingline Loans shall be allocated among the Lenders in accordance with their respective Commitment Percentages calculated based on the Commitments of the Lenders set forth on Schedule I attached hereto (the “Post-Amendment Commitment Percentage”). To effect such allocations, each Lender whose Post-Amendment Commitment Percentage exceeds the amount of such Lender’s Commitment Percentage immediately prior to the effectiveness of this Amendment and any Lender providing a new Commitment shall make a Revolving Loan in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available (a) to each Lender whose Post-Amendment Commitment Percentage is less than the amount of such Lender’s Commitment Percentage immediately prior to the effectiveness of this Amendment as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date and (b) to the Exiting Lender (as defined below) as is necessary to repay in full the Revolving Loans owing to the Exiting Lender. The parties hereto confirm that the aggregate outstanding principal amount of the Revolving Loans immediately prior to the Amendment Effective Date is equal to the aggregate outstanding principal amount of the Revolving Loans immediately after giving effect to the Amendment. Except for any Revolving Notes to be provided to the Lenders in the principal amount of their respective Commitments, no other documents, instruments or fees (other than fees set forth in Section 2(e) above) shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

TD Bank, N.A., as a new Lender under the Credit Agreement on the Amendment Effective Date (the “New Lender”), hereby agrees to provide a new Commitment in the amount set forth for such New Lender on Schedule I attached hereto. On the Amendment Effective Date, the New Lender agrees to become and shall be deemed a Lender for all purposes of the Credit Agreement, and each reference to the Lenders in the Credit Agreement shall be deemed to include the New Lender. The New Lender hereby appoints Wells Fargo Bank, National Association as the Administrative Agent and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to the Administrative Agent by the terms thereof.

The Administrative Agent, the Borrower and each Lender confirms the amount of each such Lender’s Commitment is as set forth on Schedule I attached hereto.

Section 7. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 8. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the

Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 13. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Credit Agreement to be executed as of the date first above written.

BORROWER:

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
	Name:	Kevin B. Habicht
	Title:	Executive Vice President and
Chief Financial Officer

STATE OF GEORGIA

COUNTY OF FULTON

BEFORE ME, a Notary Public in and for said County, personally appeared Kevin B. Habicht, known to me to be a person who, as Executive Vice President and Chief Financial Officer of National Retail Properties, Inc., the entity which executed the foregoing Second Amendment to Amended and Restated Credit Agreement, signed the same, and acknowledged to me that he did so sign said instrument in the name and upon behalf of said corporation as an officer of said corporation.

IN TESTIMONY WHEREOF, I have subscribed my name, and affixed my official seal, as of October 24, 2017.

/s/ Julie Rensink
Notary Public
My Commission Expires: September 11, 2018
[NOTARIAL SEAL]

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Matthew Ricketts
	Name:	Matthew Ricketts
	Title:	Managing Director

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Asad Rafiq
	Name:	Asad Rafiq
	Title:	Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cory Clement
	Name:	Cory Clement
	Title:	Senior Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

U.S. Bank National Association, as a Lender

By:	/s/ Lori Y. Jensen
	Name:	Lori Y. Jensen
	Title:	Senior Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Sheena Lee
	Name:	Sheena Lee
	Title:	Authorized Signatory

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

SUNTRUST BANK, as a Lender

By:	/s/ Courtney W. Jones
	Name:	Courtney W. Jones
	Title:	Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

CITIBANK, N.A., as a Lender

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Steve W. Whitcomb
	Name:	Steve W. Whitcomb
	Title:	Senior Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

TD BANK, N.A., as a Lender

By:	/s/ Sean C. Dunne
	Name:	Sean C. Dunne
	Title:	Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Frederick Denecke
	Name:	Frederick Denecke
	Title:	Senior Vice President

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[Signature Page to Third Amendment to Amended and Restated Credit Agreement
for National Retail Properties, Inc.]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Matt Stein
	Name:	Matt Stein
	Title:	Vice President

SCHEDULE I

Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$110,000,000
Bank of America, N.A.	$110,000,000
PNC Bank, National Association	$87,500,000
U.S. Bank National Association	$87,500,000
Royal Bank of Canada	$87,500,000
SunTrust Bank	$68,500,000
Citibank, N.A.	$68,500,000
Branch Banking and Trust Company	$68,500,000
Morgan Stanley Bank, N.A.	$68,500,000
TD Bank, N.A.	$68,500,000
Capital One, N.A.	$40,000,000
Raymond James Bank, N.A.	$35,000,000
Total:	$900,000,000

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

____________, 20___

Wells Fargo Bank, National Association,
as Administrative Agent
608 Second Avenue S., 11th Floor,
Minneapolis, Minnesota 55402‑1916

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of May 25, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among National Retail Properties, Inc. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.
Pursuant to Section 2.2(b) of the Credit Agreement, the Borrower hereby requests that [Wells Fargo Bank, National Association][Bank of America, N.A.], in its capacity as Swingline Lender, make a Swingline Loan to the Borrower in an amount equal to $___________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 20___.

3.
The proceeds of this Swingline Loan will be used for the following purpose: _________________________________________________________________________________________________________________________________________.

4.	The Borrower requests that the proceeds of the borrowing of this Swingline Loan be made available to the Borrower by ________________________________________.

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender making such Swingline Loan and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or will exist, and none of the limits specified in Section 2.2(a) and Section 2.16. will be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

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If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.2(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

NATIONAL RETAIL PROPERTIES, INC.

By: __________________________
Name: ___________________
Title: ____________________

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